 UNITED STATES
SECURITIES AND EXCHANGE COMMISSION
WASHINGTON, D.C. 20549

FORM 8-K

Current Report Pursuant to Section 13 or 15(d)
of the Securities Exchange Act of 1934
_____________________

Date of report (Date of earliest event reported): February 25, 2020

Amyris, Inc.
(Exact name of registrant as specified in its charter)

Delaware	001-34885	55-0856151
(State or other jurisdiction of incorporation)	(Commission File Number)	(I.R.S. Employer Identification No.)

5885 Hollis Street, Suite 100, Emeryville, CA	94608
(Address of principal executive offices)	(Zip Code)

510 450-0761
(Registrant’s telephone number, including area code)

(Former name or former address, if changed since last report.)

Check the appropriate box below if the Form 8-K filing is intended to simultaneously satisfy the filing obligations of the registrant under any of the following provisions (see General Instruction A.2 below):

☐	Written communications pursuant to Rule 425 under the Securities Act (17 CFR 230.425)
☐	Soliciting material pursuant to Rule 14a-12 under the Exchange Act (17 CFR 240.14a-12)
☐	Pre-commencement communications pursuant to Rule 14d-2(b) under the Exchange Act (17 CFR 240.14d-2(b))
☐	Pre-commencement communications pursuant to Rule 13e-4(c) under the Exchange Act (17 CFR 240.13e-4(c))
Indicate by check mark whether the registrant is an emerging growth company as defined in Rule 405 of the Securities Act of 1933 (17 CFR §230.405) or Rule 12b-2 of the Securities Exchange Act of 1934 (17 CFR §240.12b-2).
Emerging growth company ☐
If an emerging growth company, indicate by check mark if the registrant has elected not to use the extended transition period for complying with any new or revised financial accounting standards provided pursuant to Section 13(a) of the Exchange Act. ☐

Item 5.02	Departure of Directors or Certain Officers; Election of Directors; Appointment of Certain Officers; Compensatory Arrangements of Certain Officers.

Appointment of Chief Financial Officer

As previously reported, on February 13, 2020, Amyris, Inc. (the “Company”) announced that Han Kieftenbeld agreed to join the Company as its Chief Financial Officer, reporting to the Company’s Chief Executive Officer, effective March 16, 2020, subject to appointment by the Company’s Board of Directors (the “Board”), which appointment occurred on February 26, 2020. The terms of Mr. Kieftenbeld’s employment and related matters were reported in a Current Report on Form 8-K filed by the Company with the Securities and Exchange Commission (the “SEC”) on February 13, 2020, which is incorporated herein by reference.

2020 Bonus Plan Amendment

As previously reported, on January 13, 2020, the Leadership Development and Compensation Committee (the “Committee”) of the Board approved a 2020 cash bonus plan (the “Bonus Plan”), that included the cash bonus plan for the Company’s executive officers, including the Company’s chief executive officer, chief financial officer and other current named executive officers. The terms of the Bonus Plan and related matters were reported in a Current Report on Form 8-K filed by the Company with the SEC on January 17, 2020, and all of such disclosure is incorporated herein by reference.

On February 25, 2020, the Committee approved certain modifications to the Bonus Plan (as so modified, the “Amended Bonus Plan”). The Amended Bonus Plan provides the following structure for executives:

•
General Structure. The Bonus Plan provides for funding and payout of cash bonus awards based on quarterly and annual performance during 2020. The funding of the Bonus Plan for each bonus period is based on the Company’s performance under certain metrics set by the Committee for each quarter and for the year. Payouts under the Bonus Plan would occur following a review of the Company’s audited financial results for each quarter and for the year and the executive officers’ individual performance results at the end of each quarter and the year.

•
Funding Target Levels and Performance Metrics. The total funding possible under the Bonus Plan is based on a cash value (the “Target Bonus Fund”) determined by the executive officers’ target bonus levels. Target bonus levels for the Company’s executive officers vary by officer, but are generally set between 50% and 100% of annual base salary. The aggregate amount of these target bonuses is the basis for the total potential funding of the Bonus Plan. The quarterly and annual funding of the Bonus Plan is based on achievement of the following Company performance metrics for the applicable quarter and full year 2020, respectively: GAAP revenue (weighted 50%), operating expenses (weighted 30%) and direct gross margin (weighted 20%).  For each quarterly period and for the annual period of the Bonus Plan, “threshold,” “target” and “superior” performance levels are set for each performance metric based on the Company’s operating plan, which performance levels are intended to capture the relative difficulty of achievement of that metric.

•
Funding Calculation. For each of the four quarterly periods of the Bonus Plan, the Bonus Plan allocates 12.5% of the total Target Bonus Fund. For the annual period of the Bonus Plan, the Bonus Plan allocates 50% of the total Target Bonus Fund. Funding is based on the weighted average achievement of the performance metrics that achieve at least the “threshold” performance level for a given Bonus Plan period. If the Company does not achieve at least a 50% weighted average achievement level of the performance metrics described above for a given Bonus Plan period (“funding threshold level”), no funding would occur under the Bonus Plan for such period. If the Company achieves the funding threshold level, 50% funding would occur. For a weighted average achievement between the funding threshold level and “target” level, a pro rata increase in funding would occur up to 100% of the Target Bonus Fund allocated to such period. For weighted average achievement above the target level, an increase in funding of 1.67% for every 1% above target performance would occur up to 150% of the Target Bonus Fund for such period.

•
Payouts. Payouts for each quarterly and annual period of the Bonus Plan would be made from the aggregate funded amount at the discretion of the Committee based on Company and individual performances. Individual performance could range from 0% to 200% of an individual’s funded amount for the period based on the achievement of individual performance metrics, but should not exceed the overall bonus funding level.

Item 5.08    Shareholder Director Nominations.

(a) To the extent applicable, the information contained in Item 8.01 below is incorporated herein by reference.

Item 8.01    Other Events.

On February 26, 2020, the Board scheduled the date of the Company’s 2020 Annual Meeting of Stockholders (the “2020 Annual Meeting”) for May 29, 2020, which is more than 30 days before the anniversary of the Company’s 2019 Annual Meeting of Stockholders.

In accordance with the Company’s restated bylaws, notice by a stockholder of any qualified stockholder proposal or qualified stockholder nomination (including any notice on Schedule 14N) must be received by the Company at its principal executive offices located at 5885 Hollis Street, Suite 100, Emeryville, California 94608, addressed to the Secretary of the Company, by March 15, 2020. Such stockholder proposals or nominations must conform to the rules and regulations promulgated by the SEC and the Company’s restated bylaws. Any such notice received after by March 15, 2020 will be considered untimely and not properly brought before the 2020 Annual Meeting.

SIGNATURES
Pursuant to the requirements of the Securities Exchange Act of 1934, the registrant has duly caused this report to be signed on its behalf by the undersigned hereunto duly authorized.

AMYRIS, INC.

Date: March 2, 2020	By:	/s/ Nicole Kelsey
Nicole Kelsey
General Counsel and Secretary